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Exhibit 99.2

INDEX OF BTG FINANCIAL STATEMENTS

Report of Independent Auditors (Deloitte & Touche LLP)	F-2
Report of Independent Auditors (KPMG LLP)	F-3
Consolidated Statements of Operations for the Fiscal Years Ended March 31, 2001, 2000 and 1999	F-4
Consolidated Balance Sheets as of March 31, 2001 and 2000	F-5
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended March 31, 2001, 2000 and 1999	F-6
Consolidated Statements of Cash Flows for the Fiscal Years Ended March 31, 2001, 2000 and 1999	F-7
Consolidated Statements of Comprehensive Income for the Fiscal Years Ended March 31, 2001, 2000 and 1999	F-8
Notes to Consolidated Financial Statements	F-9
Schedule II	F-28
Consolidated Interim Balance Sheets as of September 30, 2001 and March 31, 2001	F-29
Consolidated Interim Statements of Operations for the Six Months Ended September 30, 2001 and 2000	F-30
Consolidated Interim Statements of Cash Flows for the Six Months Ended September 30, 2001 and 2000	F-31
Notes to Conslidated Interim Financial Statements	F-32

F–1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of BTG, Inc.:

    We have audited the accompanying consolidated balance sheets of BTG, Inc. and subsidiaries (the Company) as of March 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, cash flows and comprehensive income for the years then ended. Our audit also included the financial statement schedule (Schedule II) for the years ended March 31, 2001 and 2000. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BTG, Inc. and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

McLean, Virginia
May 21, 2001

F–2

REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Shareholders
BTG, Inc.:

    We have audited the consolidated statement of operations, shareholders' equity, cash flows, and comprehensive income for BTG, Inc. and subsidiaries for the year ended March 31, 1999. In connection with our audit of the consolidated financial statements, we have also audited the accompanying financial statement Schedule II—Valuation and Qualifying Accounts. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BTG, Inc. and subsidiaries for the year ended March 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia
May 24, 1999

F–3

Consolidated Statements of Operations

Fiscal Years Ended March 31, 2001, 2000 and 1999

(in thousands, except per share data)

	2001	2000	1999
Revenues:
Contract revenue	$217,565	$204,229	$173,574
Product sales	7,278	44,766	142,861

	$224,843	$248,995	$316,435
Direct costs:
Contract costs	142,979	134,033	113,346
Cost of product sales	6,787	42,823	137,985

	$149,766	$176,856	$251,331
Indirect, general and administrative expenses	63,563	59,915	55,242
Depreciation and amortization expense	3,001	2,204	1,965
Restructuring charge	—	—	1,796

	$216,330	$238,975	$310,334

Operating income	$8,513	$10,020	$6,101
Interest expense, net	(3,131)	(1,917)	(3,949)
Unusual charge	—	—	(1,201)
Gain (loss) on sales of investments, net	(955)	—	3,532
Other	—	—	(155)

Income from continuing operations before income taxes	$4,427	$8,103	$4,328
Provision for income taxes	1,750	3,548	1,567

Income from continuing operations	$2,677	$4,555	$2,761
Loss from discontinued operations:
Loss from operations, net of income tax benefit of $33 and $160 for fiscal 2000 and 1999, respectively	—	(42)	(251)
Loss on disposal, net of income tax benefit of $56 and $124 for fiscal 2000 and 1999, respectively	—	(74)	(514)

	—	(116)	(765)

Net income	$2,677	$4,439	$1,996

Basic earnings per share:
Income from continuing operations	$0.30	$0.51	$0.32
Loss from discontinued operations	—	(0.01)	(0.09)

Net income	$0.30	$0.50	$0.23

Diluted earnings per share:
Income from continuing operations	$0.30	$0.50	$0.32
Loss from discontinued operations	—	(0.01)	(0.09)

Net income	$0.30	$0.49	$0.23

Weighted average shares outstanding (used in the calculation of basic earnings per share)	8,955	8,853	8,774

Weighted average shares outstanding (used in the calculation of diluted earnings per share)	9,029	9,035	8,827

See accompanying notes to consolidated financial statements.

F–4

Consolidated Balance Sheets

March 31, 2001 and 2000

(in thousands, except share data)

	2001	2000
ASSETS
Current assets:
Investments, at fair value	$53	$—
Receivables, net	58,503	69,352
Inventory, net	—	507
Prepaid expenses	1,295	1,400
Deferred income taxes	468	1,048
Other	1,824	1,080

Total current assets	$62,143	$73,387

Property and equipment:
Furniture and equipment	16,504	15,589
Leasehold improvements	2,801	2,618

	$19,305	$18,207
Accumulated depreciation and amortization	(11,014)	(9,164)

	$8,291	$9,043
Other assets:
Goodwill, net of accumulated amortization of $2,781 and $1,641 at March 31, 2001 and 2000, respectively	$23,224	$14,551
Restricted investments	—	6,429
Investments, at cost	2,000	—
Notes receivable	—	1,000
Deferred income taxes	249	357
Other	793	2,615

	$96,700	$107,382

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,141	$21,342
Accrued expenses	11,682	12,840
Other	512	1,644

Total current liabilities	$30,335	$35,826

Line of credit, excluding current maturities	23,913	30,466
Other	354	877

Total liabilities	$54,602	$67,169

Commitments and contingencies
Shareholders' equity:
Preferred stock:
No par value, 982,500 shares authorized; no shares issued or outstanding	$—	$—
$0.01 par value, 17,500 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value, 20,000,000 shares authorized; 8,897,045 and 8,985,812 shares outstanding at March 31, 2001 and 2000, respectively	53,584	54,308
Accumulated deficit	(11,418)	(14,095)
Accumulated other comprehensive losses	(68)	—

Total shareholders' equity	$42,098	$40,213

	$96,700	$107,382

See accompanying notes to consolidated financial statements.

F–5

Consolidated Statements of Shareholders' Equity

Fiscal Years Ended March 31, 2001, 2000, and 1999

(in thousands, except share data)

	Common Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Shareholders' Equity
Balance, April 1, 1998	$52,857	$(20,530)	$733	$33,060
Net income	—	1,996	—	1,996
Sale of 131,844 common shares under stock option and stock purchase plans	753	—	—	753
Sale of 138,910 common shares in a private placement to certain directors	1,250	—	—	1,250
After-tax change in unrealized investment gains, net of reclassification adjustment	—	—	(733)	(733)
Purchase and retirement of 53,000 common shares	(315)	—	—	(315)

Balance, March 31, 1999	$54,545	$(18,534)	$—	$36,011
Net income	—	4,439	—	4,439
Sale of 122,748 common shares under stock option and stock purchase plans	758	—	—	758
Purchase and retirement of 143,100 common shares	(995)	—	—	(995)

Balance, March 31, 2000	$54,308	$(14,095)	$—	$40,213
Net income	—	2,677	—	2,677
Sale of 86,233 common shares under stock option and stock purchase plans	554	—	—	554
After-tax change in unrealized investment gains and losses	—	—	(68)	(68)
Purchase and retirement of 175,000 common shares	(1,278)	—	—	(1,278)

Balance, March 31, 2001	$53,584	$(11,418)	$(68)	$42,098

See accompanying notes to consolidated financial statements.

F–6

Consolidated Statements of Cash Flows

Fiscal Years Ended March 31, 2001, 2000, and 1999

(in thousands)

	2001	2000	1999
Cash flows from operating activities:
Net income	$2,677	$4,439	$1,996
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on discontinued operations	—	116	765
Depreciation and amortization	3,001	2,204	1,965
Amortization of debt issue costs	100	48	284
Deferred income taxes	445	2,364	167
Provision for losses on accounts receivable and inventory	117	427	366
Equity in earnings of affiliate	—	—	(24)
Loss on sales of property and equipment	16	95	—
Loss (gain) on sales of investments	955	—	(3,532)
Restructuring charge	—	—	1,796
Unusual charge	—	—	1,706
Changes in assets and liabilities, net of the effects from purchases of subsidiaries:
(Increase) decrease in receivables	16,173	(16,548)	81,821
(Increase) decrease in inventory	495	(330)	1,439
(Increase) decrease in income tax receivable	—	43	10,572
(Increase) decrease in prepaids and other assets	2,388	1,680	3,678
Increase (decrease) in accounts payable	(3,611)	1,056	(56,853)
Increase (decrease) in accrued expenses	(2,154)	2,526	(3,793)
Increase (decrease) in other liabilities	(1,494)	(1,328)	(408)

Net cash provided by (used in) the operating activities of continuing operations	19,108	(3,208)	41,945
Net cash provided by (used in) discontinued operations	—	135	(124)

Net cash provided by (used in) operating activities	$19,108	$(3,073)	$41,821

Cash flows from investing activities:
Purchases of subsidiaries, net of cash acquired	(14,298)	—	(5,705)
Purchases of property and equipment	(745)	(5,739)	(939)
Deposit on subsequent business combination	—	(2,100)	—
Proceeds from sales of investments	5,555	—	30,288
Purchases of investments	(2,000)	(250)	—
Proceeds from redemption of notes receivable	500	500	—
Capitalized product development costs	(629)	—	—

Net cash provided by (used in) investing activities	$(11,617)	$(7,589)	$23,644

Cash flows from financing activities:
Net advances (repayments) under line of credit	(6,553)	12,800	(53,155)
Principal payments on long-term debt and capital lease obligations	(8,114)	(1,820)	(19,192)
Proceeds from the issuance of long-term debt	8,000	—	5,400
Payment of debt issue costs	(100)	—	(3)
Proceeds from the issuance of common stock	554	677	1,800
Purchase of treasury stock	(1,278)	(995)	(315)

Net cash provided by (used in) financing activities	$(7,491)	$10,662	$(65,465)

Increase (decrease) in cash and equivalents	—	—	—
Cash and equivalents, beginning of year	—	—	—

Cash and equivalents, end of year	$—	$—	$—

See accompanying notes to consolidated financial statements.

F–7

Consolidated Statements of Comprehensive Income

Fiscal Years Ended March 31, 2001, 2000, and 1999

(in thousands)

	2001	2000	1999
Net income	$2,677	$4,439	$1,996

Other comprehensive income, net of tax:
Unrealized gains on investments:
Unrealized holding gains (losses) arising during the period	(68)	—	1,839
Less: reclassification adjustment for gains included in net income	—	—	(2,572)

Comprehensive income	$2,609	$4,439	$1,263

See accompanying notes to consolidated financial statements.

F–8

BTG, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.  NATURE OF OPERATIONS

    BTG, Inc. ("BTG" or "we" or "us") is an information systems and technical services company providing expertise to a broad range of the complex systems needs of our customers. We are an industry leader in providing systems analysis and consulting services, solutions development, systems integration, and computer-based operations and support.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

    In the accompanying consolidated financial statements, we have included the accounts of all our majority-owned subsidiaries. We have eliminated all significant intercompany balances and transactions. We record investments in unconsolidated affiliates owned more than 20 percent, but not in excess of 50 percent using the equity method of accounting.

Revenue Recognition

    We provide systems analysis and engineering services, solutions development, systems integration, and computer-based operations and support, primarily to the United States Government and its agencies and departments (the "Government"), on a contractual basis. We recognize revenue on cost-plus-fee contracts to the extent of costs incurred plus a proportionate amount of fees earned. We recognize revenue on time-and-material contracts to the extent of billable rates times hours delivered plus other direct costs incurred. We recognize revenue on fixed-price contracts using the percentage-of-completion method based on costs incurred in relation to total estimated costs. We recognize anticipated contract losses as soon as they become known and estimable.

    We defer revenue that is contractually billable prior to performance or delivery until the work has been performed and/or we have delivered the product.

    We also provide off-the-shelf hardware and software to the Government under a variety of contract vehicles and to commercial companies as a third-party distributor. We recognize the related revenue when products are shipped or when customers have accepted the products or services, depending on contractual terms. We accrue estimated future costs associated with providing customer support under warranty obligations for products sold at the time of revenue recognition.

Cash and Equivalents

    All highly liquid debt instruments with original maturities of three months or less are classified as cash equivalents.

Investments

    We classify our marketable equity securities as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses reported in shareholders' equity as a component of other comprehensive income.

F–9

Inventory

    Our inventory, net of an allowance for obsolescence, consists principally of purchased products held for resale, and we value it at the lower of cost, determined on the average cost basis, or market value. All inventory at March 31, 2001 was fully reserved.

Property and Equipment

    We record property and equipment at cost and depreciate it over its estimated useful lives, three to ten years, using the straight-line method. We amortize leasehold improvements over the shorter of the terms of the related leases or their estimated useful lives using the straight-line method. Our capital leased assets are amortized using the straight-line method over either the lease term or the estimated useful lives of the leased assets depending on the criteria used for lease capitalization.

    In March 1999, we began implementing an enterprise-wide financial information system. We capitalized external direct costs of materials and services and payroll-related costs of employees working on development of the software system portion of the project. Training costs and costs to reengineer business processes were expensed as incurred. We completed the implementation of the system during fiscal 2000. Total capitalized costs associated with the acquisition and development of the system were approximately $5.8 million, of which $4.6 million were capitalized during fiscal 2000.

Goodwill

    Goodwill, the excess of cost over the fair value of net tangible and identifiable intangible assets of acquired companies, is amortized over the expected periods of benefit, 15 to 30 years, on a straight-line basis.

    We assess the recoverability of our goodwill when impairment indicators are present by determining whether the balances can be recovered through the estimated, undiscounted future operating cash flows of the acquired operations. We measure the amount of impairment, if any, based on projected discounted future operating cash flows. Our assessment of the recoverability of goodwill will be impacted if we do not achieve estimated future operating cash flows.

Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Research and Development Expenses

    We expense research and development costs as they are incurred.

F–10

Capitalized Product Development Costs

    Costs associated with software development are capitalized once a product's technological feasibility is established. Capitalized product development costs are amortized on a product-by-product basis based on the ratio of recorded revenue to total estimated revenue, with a minimum amortization using the straight-line method over the product's estimated economic life. Capitalized product development costs are carried at the lower of unamortized cost or net realizable value.

    The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized product development costs require considerable judgment by management with respect to certain external factors such as anticipated future revenues, estimated economic lives, and changes in hardware and software technologies.

Fair Value of Financial Instruments

    The carrying value of our marketable securities, receivables, payables, and revolving line of credit instruments approximates fair value since all such instruments are either readily tradable, short-term in nature or bear interest rates which are indexed to current market rates. Fair value for our notes receivable is determined based on current rates offered for instruments with similar remaining maturities. At March 31, 2001 and 2000, the carrying value of our notes receivable approximated fair value.

Earnings Per Share

    We compute our basic earnings per share by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income for the year by the weighted average number of shares of common stock and potential dilutive securities outstanding during the year. Potential dilutive securities include all issued and outstanding options whose exercise price was greater than or equal to the average market price for the respective period presented.

Use of Estimates

    In preparing our consolidated financial statements in conformity with generally accepted accounting principles, our management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies as of the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. We use the most current and best available information in preparing these estimates. Significant estimates were used in the consolidated financial statements to account for revenue recognition, the accounts receivable allowance, deferred tax asset valuation allowance, product warranty liability, and certain other reserves recorded in connection with our restructuring charges in fiscal 1999. Actual results may differ from those estimates.

Reclassification

    We have reclassified certain amounts in the prior years' financial statements to conform to the fiscal 2001 presentation.

F–11

3.  RECEIVABLES

    The components of receivables are as follows (in thousands):

	March 31,
	2001	2000
Amounts billed and billable	$54,876	$66,179
Retainages billable upon contract completion	3,237	2,939
Other unbilled amounts	1,073	1,277
Allowance for doubtful accounts	(683)	(1,043)

Total	$58,503	$69,352

    The Company anticipates collecting substantially all receivables, except retainages, within one year.

4.  ACCRUED EXPENSES

    Accrued expenses consist of the following (in thousands):

	March 31,
	2001	2000
Accrued salaries and related taxes	$4,969	$6,414
Accrued employee leave	4,415	3,941
Accrued product warranty costs	695	842
Accrued employee medical claims	259	565
Other	1,344	1,078

	$11,682	$12,840

5.  INCOME TAXES

    Total income tax expense (benefit) for the years ended March 31, 2001, 2000 and 1999 was allocated as follows (in thousands):

	Fiscal Years Ended March 31,
	2001	2000	1999
Income from continuing operations	$1,750	$3,548	$1,567
Discontinued operations	—	(89)	(284)

	$1,750	$3,459	$1,283

F–12

    The provision for income taxes attributable to income from continuing operations include the following (in thousands):

	Fiscal Years Ended March 31,
	2001	2000	1999
Current:
Federal	$1,096	$867	$828
State	208	255	381

	1,304	1,122	1,209

Deferred:
Federal	370	2,014	299
State	76	412	59

	446	2,426	358

	$1,750	$3,548	$1,567

    Our income tax expense differs from the amount of income taxes determined by applying the U.S. Federal income tax statutory rates to income from continuing operations before income taxes as follows:

	Fiscal Years Ended March 31,
	2001	2000	1999
Statutory Federal income tax rate	35.0%	35.0%	35.0%
State income tax, net of Federal income tax benefit	4.9	4.7	5.3
Phase-in tax rate differential	(1.0)	(1.0)	(1.0)
Non-deductible amortization expense	5.3	2.9	4.3
Change in the valuation allowance	—	—	(9.6)
Other	(4.7)	2.2	2.2

Effective tax rate	39.5%	43.8%	36.2%

F–13

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2001 and 2000 are as follows (in thousands):

	March 31,
	2001	2000
Deferred tax assets:
Employee benefits, accrued for financial reporting purposes	$1,496	$1,293
Financial reporting reserves	459	777
Product warranty costs, accrued for financial reporting purposes	351	552
Net operating loss carryforwards	180	321
Other	178	241

Total deferred tax assets	2,664	3,184
Less: valuation allowance	(133)	(133)

Net deferred tax assets	2,531	3,051

Deferred tax liabilities:
Revenues not contractually billable	(1,617)	(1,598)
Other	(197)	(48)

Total deferred tax liabilities	(1,814)	(1,646)

Net deferred tax assets	$717	$1,405

    The valuation allowance for deferred tax assets as of March 31, 1999 was $133,000. In assessing the realizability of deferred tax assets, our management considers whether it is more likely than not that we will realize some portion or all of the deferred tax assets. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. In making this assessment, we consider taxes paid during the past two years, scheduled reversal of deferred tax liabilities, historical and projected future taxable income, and tax planning strategies. Based upon these factors, we have established a valuation allowance against that portion of the deferred tax assets for which we believe that ultimate realization cannot presently be assessed as "more likely than not." We believe, based principally on the past earnings history of our ongoing operations and the scheduled reversal of significant deferred tax liabilities, the majority of our deferred tax assets at March 31, 2001 are more likely than not realizable.

6.  LINE OF CREDIT

    Our revolving line of credit facility (the "Credit Facility") is with a syndicate of financial institutions which, as amended, currently provides for borrowings up to $50.0 million based on specified percentages of eligible accounts receivable (the "borrowing base"). The Credit Facility, which is secured by substantially all of our assets, requires BTG to comply with various financial covenants and restricts us from, among other things, paying dividends, changing our capital structure, or making acquisitions without the approval of the lenders. At March 31, 2001, we were in compliance with all financial covenants under the Credit Facility. At March 31, 2000, we obtained a waiver from the lending financial institutions for non-compliance with the capital expenditure covenant. We were in compliance with all of the other financial covenants as of that date.

F–14

    At March 31, 2001, we have classified the entire balance outstanding under the Credit Facility as a noncurrent liability in the accompanying consolidated balance sheet, as we anticipate that our borrowing base over the next fiscal year will provide for a minimum availability equal to or in excess of the amount outstanding on such date. The Credit Facility has a termination date of August 31, 2002.

    In addition to a revolving loan, the Credit Facility includes a facility under which we can, subject to the approval of the lenders and the payment of certain fees, obtain letters of credit of up to a maximum of $5.0 million. At March 31, 2001 and 2000, there were no letters of credit outstanding under the facility. Costs incurred to obtain the Credit Facility have been capitalized and are being amortized over the term of the agreement.

    At March 31, 2001, the balance outstanding under the Credit Facility was approximately $23.9 million and approximately $10.4 million was available for additional borrowing. At March 31, 2000, the balance outstanding under the Credit Facility was approximately $30.5 million and approximately $15.5 million was available for additional borrowing. Interest on outstanding borrowings under the amended agreement is provided at a rate equal to, at the Company's option, either the lender's prime rate or LIBOR plus a percentage ranging from 2.25% to 3.25%, depending on our leverage ratio.

    An analysis of activity under the Credit Facility is as follows (dollars in thousands):

	March 31,
	2001	2000
Maximum line of credit available during the period	$45,901	$48,896
Balance outstanding at the end of the period	$23,912	$30,466
Total borrowing base at the end of the period	$34,353	$45,997
Interest rate at the end of the period:
At the lender's prime rate option	8.00%	9.00%
At the LIBOR option (average)	7.53%	8.26%
Monthly average amount outstanding during the period	$29,304	$26,805
Monthly weighted average interest rate outstanding during the period	9.65%	8.38%

7.  LONG-TERM DEBT

    In April 2000, we issued two term promissory notes to each of the two financial institutions that lend to us under the Credit Facility totaling $8.0 million to provide us with financing for a business combination. These notes were repaid in their entirety during fiscal 2001.

    In January 1999, we issued term promissory notes totaling $3.4 million to each of the two financial institutions that lend to us under the Credit Facility. We used the proceeds from the term promissory notes to finance the acquisition of STAC, Inc. and repaid $1.7 million in March 1999 and the remaining $1.7 million during fiscal 2000.

F–15

8.  SHAREHOLDERS' EQUITY AND STOCK OPTIONS

Preferred Stock

    Our Amended Articles of Incorporation authorize us to issue up to 1,000,000 shares of preferred stock, 982,500 of which have no par value and 17,500 of which have a par value of $0.01 per share. No preferred shares have been issued as of March 31, 2001.

Common Stock

    There is one class of voting common stock, with no par value, and 20,000,000 shares authorized for issuance.

    In September 1998, the Company's Board of Directors approved the adoption of a share repurchase plan. Under the terms of the share repurchase plan, we are authorized to purchase, from time to time, up to 500,000 shares of BTG common stock through both open market and negotiated purchases. During fiscal 2001 and 2000, we purchased 175,000 and 143,100 shares of common stock under the share repurchase plan for approximately $1.3 million and $995,000, respectively.

    At March 31, 1999, there were outstanding common stock purchase warrants (the "Warrants") which entitled the holder to purchase up to 317,478 shares of our common stock at $4.79 per share. In January 2000, the holder of the Warrants exercised 100% of the Warrants in a cashless transaction. Under this transaction, we issued 153,959 shares of BTG common stock to the Warrant holder. At March 31, 2001 and March 31, 2000, we had no other warrants outstanding.

Employee Stock Option Plan

    We have adopted an employee stock option plan (the "Plan") which provides for grants of both qualified and non-qualified common stock options. As currently amended, the Plan permits us to issue up to 1,750,000 options at prices equal to or greater than the fair value of a company share on the date of grant. Options granted under the Plan expire upon the earlier of ten years from the date of grant or three months after the optionee's termination of employment with the Company.

F–16

    Additional information with respect to all options granted under the Company's employee stock option plan is as follows:

	Number of Shares	Weighted-Average Exercise Price Per Share
Shares under option, March 31, 1998	327,877	$11.39
Options granted	815,750	7.53
Options exercised	(26,737)	4.30
Options forfeited	(141,139)	11.14

Shares under option, March 31, 1999	975,751	8.39
Options granted	597,150	7.94
Options exercised	(22,248)	6.48
Options forfeited	(84,225)	7.93

Shares under option, March 31, 2000	1,466,428	8.22
Options granted	186,450	8.90
Options exercised	(5,858)	5.99
Options forfeited	(472,479)	8.25

Shares under option, March 31, 2001	1,174,541	$8.33

Options exercisable, March 31, 2000	289,220	$8.00

Options exercisable, March 31, 2001	543,591	$8.06

Directors Stock Option Plan

    We have a Directors Stock Option Plan (the "Directors Option Plan") which provides for the granting of a maximum of 100,000 nonqualified stock options to non-employee members of the Board of Directors. In September 1999, the shareholders of the Company approved an amendment to the Directors Option Plan under which the option price per share is equal to 110% of the fair market value of a company share on the date of grant. The term of each option is ten years and an option first becomes exercisable six months after the date of grant. Under the amended terms of the Directors Option Plan, each non-employee member of the Board of Directors is granted 2,500 options on each anniversary date of the Director's service commencement date.

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    Additional information with respect to options granted under the Directors Option Plan is as follows:

	Number of Shares	Weighted-Average Exercise Price Per Share
Shares under option, March 31, 1998	23,000	$12.25
Options granted	7,500	7.55
Options forfeited	(1,000)	13.13

Shares under option, March 31, 1999	29,500	10.96
Options granted	15,000	8.16

Shares under option, March 31, 2000	44,500	10.02
Options granted	17,500	8.24

Shares under option, March 31, 2001	62,000	$9.55

Options exercisable, March 31, 2000	42,000	$10.03

Options exercisable, March 31, 2001	57,000	$9.85

Stock Purchase Plans

    Our shareholders have adopted two stock purchase plans: the Annual Leave Stock Plan (the "Annual Leave Plan") and the Employee Stock Purchase Plan (the "ESPP"). Under the Annual Leave Plan, eligible employees can exchange certain unused amounts of accrued annual leave for shares of common stock at the fair market value of the stock on the date of exchange. During fiscal 2001, 2000 and 1999, we issued 12,595, 8,506 and 13,264 shares, respectively, of common stock under the Annual Leave Plan. The value of the shares issued in fiscal 2001, 2000 and 1999 was approximately $72,000, $80,000 and $75,000, respectively.

    Under the ESPP, participating and eligible employees purchase our common stock, through payroll deductions or annual lump sum contributions, at a 15 percent discount to the lower of the fair market value of such stock at the beginning or ending date of the quarterly election period. The total number of shares of our common stock under the ESPP is limited to 400,000. We issued 58,077, 68,327, and 72,882 common stock shares under the ESPP during fiscal 2001, 2000, and 1999, respectively. Since inception, we have issued 355,199 shares under the ESPP.

    Our shareholders have also adopted the Non-Employee Director Stock Purchase Plan (the "Directors Purchase Plan"). Under the terms of the Directors Purchase Plan, non-employee members of the Board of Directors may elect to have their fees invested in BTG common stock at a price equal to the lower of 100% of the fair market value of a company share on the beginning or ending date of the election period. The election period is the 12-month period beginning on October 1 of each year. The maximum number of shares that may be issued under the Directors Purchase Plan is 100,000. Under this plan, we issued 19,128, 19,169, and 18,961 shares of common stock valued at approximately $151,000, $126,000, and $128,000 during fiscal 2001, 2000, and 1999, respectively. Since inception, we have issued 63,628 shares of stock under this plan.

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Profit Sharing Plan

    We established a qualified 401(k) profit sharing plan in 1987 under which eligible employees may elect to defer a portion of their salary. At the discretion of the Board of Directors, we may contribute to the plan. Our current contribution, as approved by the Board, is a matching contribution of an amount up to five percent of eligible employees' deferrals. Employees participating in the plan vest in the employer contribution over four years at 10%, 30%, 60%, and 100% cumulative per year, respectively.

    Company contributions to the 401(k) plan were approximately $1.5 million, $2.4 million, and $1.6 million, in fiscal 2001, 2000 and 1999, respectively.

Disclosures Pursuant to Statement of Financial Accounting Standards No. 123

    We apply Accounting Principles Board Opinion 25 and its related interpretations in accounting for our equity participation programs. No compensation cost has been recognized for our incentive stock option and stock purchase plans. Had compensation cost for our stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of accounting under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, then our net income and earnings per share would have been reduced to the pro forma amounts indicated as follows (in thousands, except per share data):

		Fiscal Years Ended March 31,
		2001	2000	1999
Net income	As reported	$2,677	$4,439	$1,996
	Pro forma	$1,200	$4,005	$1,739
Diluted earnings per share	As reported	$0.30	$0.49	$0.23
	Pro forma	$0.13	$0.44	$0.20

    The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for option grants during the years ended March 31, 2001, 2000 and 1999, respectively:

	Fiscal Years Ended March 31,
	2001	2000	1999
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	60.5%	66.6%	60.0%
Risk-free interest rate	6.3%	6.5%	5.1%
Forfeiture rate	11.0%	6.0%	6.0%
Expected life	3-7 years	3-7 years	3-8 years

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    The following table summarizes information about fixed employee and director stock options outstanding at March 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 3/31/01	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 3/31/01	Weighted-Average Exercise Price
$5.78 - $7.88	551,555	7.69	$6.44	346,992	$6.47
$8.25 - $9.90	572,818	8.07	9.14	188,269	9.15
$10.31 - $20.08	112,168	6.53	14.16	65,330	14.92

$5.78 - $20.08	1,236,541	7.76	$8.39	600,591	$8.23

    The per share weighted-average fair value of stock options granted during fiscal 2001, 2000, and 1999 was $8.83, $9.46, and $3.99, respectively.

9.  EARNINGS PER SHARE

    The following table illustrates the calculation of basic and diluted earnings per share results for fiscal 2001, 2000 and 1999 (in thousands, except per share data):

	Fiscal Years Ended March 31
	2001	2000	1999
Income from continuing operations	$2,677	$4,555	$2,761

Weighted average common stock shares outstanding during the period (used in the calculation of basic per share results)	8,955	8,853	8,774
Dilutive effect of common stock options and common stock purchase warrants	74	182	53

Weighted average common stock and potentially dilutive securities outstanding during the period (used in the calculation of diluted per share results)	9,029	9,035	8,827

Basic earnings per share	$0.30	$0.51	$0.32

Diluted earnings per share	$0.30	$0.50	$0.32

10.  RESTRUCTURING CHARGE

    In fiscal 1998, our Board of Directors approved a restructuring plan designed to refocus us on BTG's core business and historical strengths. Pursuant to this plan, in February 1998, we divested substantially all of the BTG operating division (the "Division") responsible for the reselling of computer hardware and software products. As a result, we recorded a restructuring charge of approximately $38.5 million. At March 31, 1998, there were outstanding accruals and reserves of approximately $14.6 million for restructuring costs established during fiscal 1998. During fiscal 1999, approximately $7.5 million of these accruals and reserves were utilized against the estimated impairment of retained Division assets, the reserve established for facility and operating lease

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commitments, accrued employee severance costs, and certain other accrued reserves. We recorded an additional charge in fiscal 1999 of $1.8 million, related to an adjustment to the estimated impairment of retained Division assets and additional facility costs. We had $586,000 of remaining reserves outstanding at March 31, 2000, relating to facility and operating lease commitments. At March 31, 2001, these commitments have been fully satisfied, and accordingly, there are no restructuring reserves currently outstanding.

11.  DISCONTINUED OPERATIONS

    During the year ended March 31, 1999, our Board of Directors approved a management plan to dispose of a retail computer store that we operated. In connection with this discontinued operation, we recorded losses during fiscal 2000 and 1999 of approximately $116,000 and $765,000, net of the related income tax benefits. Net losses from our discontinued operations have been segregated from continuing operations and reported as a separate line item on the consolidated statements of operations. Prior year reported results have been reclassified in order to provide for consistent presentation. Operating results from our discontinued operations are as follows (in thousands):

	Fiscal Years Ended March 31,
	2000	1999
Operating revenues	$972	$2,033
Loss before income taxes	(75)	(411)
Loss from discontinued operations, net of income taxes	(42)	(251)

12.  INVESTMENTS

DOAR Communications, Inc.

    In January 2001, we signed a strategic partnership and investment agreement with DOAR Communications, Inc. ("DOAR"), which is a privately held leading provider of advanced technology-based systems and services for the judicial court, litigation, and alternative dispute resolution markets. Under the terms of the agreement, BTG may acquire up to 19.5% of DOAR stock over the next year for a potential investment of up to a total of $3.0 million. An initial investment of $1.0 million was made in January 2001 followed by a second investment of $1.0 million in February 2001. In return for its initial investments, BTG has received a 12% equity stake in DOAR.

GTSI Corp.

    In conjunction with our restructuring in February 1998, BTG and GTSI Corp. ("GTSI"), a publicly traded product reseller, entered into an Asset Purchase Agreement (the "APA") under which we sold certain of the assets and existing contracts and customer orders associated with the BTG operating division responsible for reselling computer hardware and software products.

    In February 1999, BTG and GTSI entered into a series of agreements in order to settle a number of issues which arose subsequent to the APA. Under the terms of the new agreements, among other things, BTG agreed to assign certain contracts that we were awarded in the previous year. During fiscal 1999, we recognized revenue of approximately $93.6 million of product sales associated with these

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contracts under which GTSI was used as the subcontractor. We recognized an unusual charge of approximately $1.2 million in fiscal 1999, as a result of these agreements.

    Also in February 1999, BTG and GTSI entered into an agreement under which GTSI issued a note payable to BTG as consideration for the purchase by GTSI of 400,000 shares of the GTSI common stock held by BTG. These shares were sold at $5.00 per share. The note, which bears interest at an annual rate of 8.0%, is payable in three annual installments beginning on January 31, 2000. During fiscal 2001, 2000 and 1999, we recognized interest income of approximately $113,333, $164,000 and $21,000, respectively from this note. To date, we have received $1.0 million in note repayments with the remaining $1.0 million due in January 2002.

    We held 1.3 million shares of GTSI common stock at March 31, 2000. This investment represented all of the restricted investments reflected on our consolidated balance sheets. Our investment in GTSI at March 31, 2000, represented less than 20% of GTSI's outstanding shares, and we did not have the ability to exercise significant influence over the operating or financial policies of GTSI. Accordingly, this investment was carried at cost. In October 2000, GTSI purchased the 1.3 million shares of common stock for $4.25 per share. We recognized a non-operating loss of $905,000 associated with the sale of this investment.

WheelGroup Corporation

    In May 1996, we entered into an agreement with WheelGroup Corporation ("WheelGroup") under which, among other things, we purchased shares of the outstanding common stock of WheelGroup. In March 1998, pursuant to a merger agreement entered into by WheelGroup and Cisco Systems, Inc. ("Cisco"), a publicly traded technology company, our ownership interests in WheelGroup were converted into common shares of Cisco. We recorded a gain in fiscal 1998 of approximately $20.2 million calculated using the fair market value of Cisco common stock on the date of closing of the merger. In fiscal 1999, we sold all of our shares of Cisco for approximately $25.5 million and used the proceeds from these sales to retire outstanding debt. As a result of these sales, we recorded gains of approximately $4.2 million during fiscal 1999.

13.  BUSINESS COMBINATIONS

    In April 2000, we acquired substantially all of the assets of the enterprise network solutions division of SSDS, Inc. ("SSDS"). This division has approximately 160 employees who provide client-server and web-based network security, enterprise management, and custom software solutions to Government, state and local government, and commercial customers. This acquisition was accounted for using the purchase method of accounting and accordingly, the results of operations of SSDS have been included in our consolidated statements of operations from the date of the acquisition. We allocated the purchase price to net tangible and identifiable intangible assets and liabilities based on estimates of their fair value as of the date of acquisition. The excess of purchase price over the estimated fair value of net tangible and identifiable intangible assets and liabilities acquired of approximately $9.8 million was allocated to goodwill and is being amortized on a straight-line basis over 20 years. This acquisition does not have a material effect on pro forma operations.

    In January 1999, BTG completed the acquisition of STAC, Inc. ("STAC") an analysis and software development company headquartered in Fairfax, Virginia. We purchased all of the common stock of STAC for approximately $6.4 million, $1.5 million of which was contingent on certain stock market

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indices which were subsequently satisfied. We accounted for this acquisition using the purchase method of accounting and accordingly, the results of operations of STAC have been included in our consolidated statements of operations from the date of the acquisition. We allocated the purchase price to net tangible and identifiable intangible assets and liabilities based on estimates of their fair value as of the date of acquisition. The excess of purchase price over the estimated fair value of net tangible and identifiable intangible assets and liabilities acquired of approximately $6.8 million was allocated to goodwill and is being amortized on a straight-line basis over 20 years. In addition, we entered into retention agreements with certain former employees of STAC which provide for an aggregate payment of up to $700,000 over a three-year period if the employees remain with BTG. This acquisition does not have a material effect on pro forma operations.

    Subsequent to fiscal 2001, in April 2001, we acquired Research Planning, Inc. ("RPI"), which has over 400 employees, the majority of whom are based in the Washington, D.C. area. RPI provides services in defense programs, emergency management, and range technology and base support to customers in the Department of Defense and Federal civilian agencies, state governments and commercial firms, as well as planning support to metropolitan areas and other customers. RPI was acquired for approximately $9.0 million, which was comprised of $6.0 million in cash and $3.0 million of notes payable to RPI's former shareholders.

14.  COMMITMENTS AND CONTINGENCIES

Audit Review

    We bill under substantially all of our cost-reimbursable Government contracts at our provisional rates. The Defense Contract Audit Agency and other regulatory agencies audit our financial records to ensure that our billings are in accordance with appropriate regulations. Audits and finalized rates through fiscal 1998 have been completed. We do not expect audits for 1999 and subsequent years to result in a material adverse effect on our consolidated financial position or future results of operations.

Litigation and Claims

    We are a party to various legal actions and claims resulting from the normal course of business. Although it is not possible to ascertain the total amount of liability, if any, that would result from those matters, we believe that any resulting liability will not have a material adverse effect on our consolidated financial position or future results of operations.

Leases

    We lease office space and equipment under certain operating lease agreements expiring at various dates through June 2012. Most leases include provisions for periodic rent escalations based on changes in various economic indices. Rent expense, net of sublease income, in fiscal 2001, 2000 and 1999 was $4.7 million, $5.0 million, and $5.6 million, respectively.

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BTG, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14.  COMMITMENTS AND CONTINGENCIES (Continued)

    Future minimum lease payments on non-cancelable operating leases, including sublease commitments, were as follows on March 31, 2001 (in thousands):

Fiscal Years Ending March 31	Gross Commitments	Sublease Commitments	Net Commitments
2002	$7,988	$1,651	$6,337
2003	5,604	775	4,829
2004	4,917	432	4,485
2005	4,341	445	3,896
2006	4,309	458	3,851
Thereafter	16,797	115	16,682

	$43,956	$3,876	$40,080

    We currently sublease approximately 50,000 square feet of furnished space in BTG's headquarters facility to Teligent Communications, LLC, a subsidiary of Teligent, Inc. ("Teligent"). In May 2001, Teligent filed a voluntary bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code. BTG's current sublease with Teligent has a term expiring on June 30, 2002 and commits Teligent to pay BTG monthly space and furniture rental payments of approximately $110,000. Teligent has filed a motion with the Bankruptcy Court requesting that it be relieved of its obligations under the sublease. We believe that there is a strong likelihood this request will be granted. In that event, BTG would receive no future rent under the sublease, but would be free to re-let the space. We are unable to determine at this time what the effect on BTG would be if Teligent's request is denied or if Teligent withdraws its motion and alternatively seeks to affirm and continue the sublease, but, we believe that, based on currently available information, it is unlikely that BTG will receive 100% of the amounts due for the remaining term of the sublease.

15.  SUPPLEMENTAL CASH FLOW DISCLOSURES

    Supplemental cash flow disclosures, not presented elsewhere in the consolidated footnotes, are as follows:

	Fiscal Years Ended March 31,
	2001	2000	1999
Cash paid during the year for (in thousands):
Interest	$2,914	$1,981	$4,248
Income taxes	$1,159	$1,657	$693

    During fiscal 1999, we obtained approximately $814,000 of internal-use software through the conversion of amounts paid to a major software company in a prior year. The original payments were made as advanced royalties against future sales by BTG of certain products of the software company.

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    In connection with our business combinations in fiscal 2001 and 1999, the following liabilities were assumed (in thousands):

	Fiscal Years Ended March 31,
	2001	1999
Fair value of tangible and intangible assets acquired	$15,704	$9,775
Cash paid and notes payable issued	(14,298)	(6,351)

Liabilities assumed	$1,406	$3,424

16.  SEGMENT REPORTING

    Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information, established procedures and requirements for the (i) determination of business segments, (ii) presentation and disclosure of segment information, and (iii) disclosure of selected segment information within interim consolidated financial statements. Business segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance.

    Under SFAS No. 131, in fiscal 2001 and 2000, BTG has only one reportable segment. In fiscal 1999, we had two reportable segments: the Systems Business and the Product Reselling Business. Currently, we provide systems development, integration, engineering and network design, and security expertise services under our Systems Business. In fiscal 1999 and prior years, we resold computer hardware and software under our Product Reselling Business. The accounting policies of these segments are the same as those described in the summary of significant accounting policies. In February 1998, pursuant to a restructuring plan approved by BTG's Board of Directors, we began phasing out our operating activities in the Product Reselling Business. Accordingly, there was no operating activity in the Product Reselling Business in either fiscal 2001 or 2000, and we do not anticipate any operating activity in the Product Reselling Business segment in future periods. In addition, there were no assets associated with the Product Reselling Business at March 31, 2001 and 2000. The product revenue shown in our income statement in fiscal 2001 and 2000, does not relate to the Product Reselling Business but rather is derived from product sales that are incidental to our Systems Business.

F–25

    Selected financial data for our operating segments is summarized as follows (in thousands):

For the Fiscal Year Ended March 31, 1999
Revenues:
Systems Business	$222,868
Product Reselling Business	93,567

$316,435

Depreciation and amortization expense:
Systems Business	$1,965
Product Reselling Business	—

$1,965

Restructuring charge:
Systems Business	$—
Product Reselling Business	1,796

$1,796

Interest expense, net:
Systems Business	$3,949
Product Reselling Business	—

$3,949

Income (loss) from continuing operations before taxes and extraordinary items:
Systems Business	$3,392
Product Reselling Business	(800)

$2,592

As of the Fiscal Year Ended March 31, 1999
Total assets:
Systems Business	$88,632
Product Reselling Business	1,745

$90,377

F–26

    A reconciliation of segment data to consolidated Company data is as follows (in thousands):

For the Fiscal Year Ended March 31, 1999
Income (loss) from continuing operations before taxes and extraordinary items:
Segment data	$2,592
Gain on sale of investments, net	3,532
Unusual charges	(1,201)
Equity in the earnings of affiliates	24
Other unallocated corporate costs	(619)

$4,328

    Approximately 79%, 83%, and 92% in fiscal 2001, 2000, and 1999, respectively, of our revenues resulted from contracts or subcontracts with, and product sales to, the Government. We operate principally in the United States.

17.  QUARTERLY FINANCIAL DATA (Unaudited)

    Unaudited summarized financial data by quarter for fiscal 2001 and 2000 are as follows (in thousands, except per share data). Quarterly revenues and operating income in fiscal 2000 exclude the revenues and operating losses of businesses classified as discontinued operations:

    Fiscal 2001:

	Quarter Ended
	June 30	Sept 30	Dec 31	March 31
Revenues	$59,923	$54,753	$51,380	$58,787
Operating income (loss)	$3,385	$3,120	$(251)	$2,259
Net income (loss)	$1,445	$1,260	$(1,113)	$1,085
Basic earnings (loss) per share	$0.16	$0.14	$(0.12)	$0.12
Diluted earnings (loss) per share	$0.16	$0.14	$(0.12)	$0.12
Weighted average shares outstanding for basic EPS	8,988	9,005	8,945	8,882
Weighted average shares outstanding for diluted EPS	9,110	9,129	8,945	8,882

    Fiscal 2000:

	Quarter Ended
	June 30	Sept 30	Dec 31	March 31
Revenues	$66,345	$63,911	$59,348	$59,391
Operating income	$2,137	$2,538	$2,478	$2,867
Net income	$965	$1,065	$1,134	$1,275
Basic earnings per share	$0.11	$0.12	$0.13	$0.14
Diluted earnings per share	$0.11	$0.12	$0.13	$0.14
Weighted average shares outstanding for basic EPS	8,840	8,836	8,839	8,923
Weighted average shares outstanding for diluted EPS	8,846	9,062	9,029	9,150

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SCHEDULE II

BTG, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS
For Fiscal Years Ended March 31, 2001, 2000, and 1999
(In thousands)

	Balance at Beginning of Year	Additions at Cost	Retirements	Other Changes Additions (Deductions)	Balance at End of Year
Fiscal Year Ended
March 31, 2001
Allowances for doubtful accounts receivable	$1,043	$105	$465	$—	$683
Allowances for inventory obsolescence	88	12	53	—	47
Allowances for income tax valuations	133	—	—	—	133
Allowances for warranty costs	1,293	575	—	(221)	496

	$2,557	$692	$518	$(221)	$1,359

Fiscal Year Ended
March 31, 2000
Allowances for doubtful accounts receivable	$2,638	$605	$2,200	$—	$1,043
Allowances for inventory obsolescence	700	—	365	(247)	88
Allowances for income tax valuations	133	—	—	—	133
Allowances for warranty costs	1,374	1,022	1,103	—	1,293

	$4,845	$1,627	$3,668	$(247)	$2,557

Fiscal Year Ended
March 31, 1999
Allowances for doubtful accounts receivable	$3,183	$286	$831	$—	$2,638
Allowances for inventory obsolescence	1,675	80	1,055	—	700
Allowances for income tax valuations	550	417	—	—	133
Allowances for warranty costs	2,971	593	2,190	—	1,374

	$8,379	$959	$4,493	$—	$4,845

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QuickLinks

INDEX OF BTG FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
REPORT OF INDEPENDENT AUDITORS
Consolidated Statements of Operations Fiscal Years Ended March 31, 2001, 2000 and 1999 (in thousands, except per share data)
Consolidated Balance Sheets March 31, 2001 and 2000 (in thousands, except share data)
Consolidated Statements of Shareholders' Equity Fiscal Years Ended March 31, 2001, 2000, and 1999 (in thousands, except share data)
Consolidated Statements of Cash Flows Fiscal Years Ended March 31, 2001, 2000, and 1999 (in thousands)
Consolidated Statements of Comprehensive Income Fiscal Years Ended March 31, 2001, 2000, and 1999 (in thousands)
BTG, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
BTG, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS For Fiscal Years Ended March 31, 2001, 2000, and 1999 (In thousands)